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CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statements on Form S-3 (No. 333-3818 and No. 333-3820) and S-8 (No. 333-51697) of Chromatics Color Sciences International, Inc. of our report dated February 17, 1998 appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1999.

Wiss & Company, LLP
Livingston, New Jersey

March 30, 2000